                                                                     EXHIBIT 3.1

                             AMENDED AND RESTATED

                           ARTICLES OF INCORPORATION

                                  OF ATG INC.

     Doreen Chiu and Frank Chiu certify that:

     1. They are the President and Secretary, respectively, of ATG Inc., a California corporation.

     2. The Articles of Incorporation of this Corporation are amended and restated in their entirety to read as follows:


                                       I

     The name of this Corporation is ATG Inc.


                                       II

     The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                      III

     (a) This Corporation is authorized to issue two classes of shares, designated "Preferred Stock" and "Common Stock." The total number of shares which this Corporation shall have authority to issue is 21,000,000 of which 20,000,000 shares shall be Common Stock and 1,000,000 shares shall be Preferred Stock, all of which shall be designated "Series A Preferred Stock."

     (b) A statement of the rights, preferences, privileges and restrictions granted to or imposed on the Series A Preferred Stock and the holders thereof is as follows:

         (1) Dividends. Any dividends declared by the Board of Directors shall be distributed among all holders of Series A Preferred Stock and all holders of Common Stock in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Series A Preferred Stock were converted into Common Stock at the then effective Conversion Price (as defined in paragraph 3(a) below).
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     In the event that the Corporation shall have declared but unpaid dividends outstanding immediately prior to, and in the event of, a conversion of Series A Preferred Stock (as provided in paragraph 3 hereof), the Corporation shall, at the option of each holder, pay in cash to each holder of Series A Preferred Stock subject to conversion the full amount of any such dividends or allow such dividends to be converted into Common Stock in accordance with, and pursuant to the terms specified in, paragraph 3 hereof.

          (2)  Liquidation Preference.

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, for each share of Series A Preferred Stock then held by them an amount equal to (i) $5.00 plus
(ii) a premium equal to an annual rate of ten percent (10%) of such amount, compounded annually from the date a share of Series A Preferred is first issued plus (iii) all declared but unpaid dividends on the Series A Preferred Stock (the "Liquidation Preference"). If, upon occurrence of such event the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock held by each such holder.

     After payment has been made to the holders of the Series A Preferred Stock of the Liquidation Preference the holders of the Common Stock shall be entitled to receive the remaining assets of the Corporation.

               (b) For purposes of this paragraph 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, and to include, (i) the Corporation's sale of all or substantially all of its assets or
(ii) any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which will result in the holders of the outstanding voting equity securities of the Corporation immediately prior to such transaction holding less than fifty percent (50%) of the voting equity securities of the surviving entity immediately following such transaction.

               (c) For purposes of this paragraph 2, the amount of assets and surplus funds of this Corporation available for distribution upon a liquidation, dissolution or winding up of this Corporation shall be determined as follows:

                    (i) insofar as it consists of cash, be computed at the aggregate amount of cash held by this Corporation at the time of the liquidation, dissolution or winding up, excluding amounts paid or payable for accrued interest or accrued dividends: and

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                    (ii) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of the liquidation, dissolution or winding up, as determined in good faith by the Board.

          (3) Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof at any time prior to 5:00 p.m., Pacific Time, on the day preceding the Redemption Date for any such share as to which a Redemption Call has been delivered to the Corporation pursuant to Section 9 below, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $5.00 (the "Original Purchase Price") by the Conversion Price, determined as hereinafter provided, in effect at the time of conversion. The price at which shares of Common Stock shall be deliverable upon conversion (the "Conversion Price") shall initially be $5.00 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

     Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price (i) in the event of the effectiveness of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public at a price per share of at least $10.00 (as adjusted for stock splits, reverse stock splits and the like effected after the date on which the first share of Series A Preferred Stock is issued (the "Original Issue Date")) and an aggregate offering price to the public of not less than $15,000,000 or (ii) at the election of the holders of a majority of the outstanding shares of Series A Preferred Stock. In the event of such an offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such underwritten public offering.

               (b) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional share to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of the Common Stock as determined by the Board of Directors. Before any holder of Series A Preferred Stock shall be entitled to convert the same into full shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that he elects to convert the same. Such notice shall also state whether the holder elects, pursuant to paragraph 1 hereof, to receive declared but unpaid dividends on the Series A Preferred Stock proposed to be converted in cash, or to convert such dividends into shares of Common Stock at their fair market value as determined by the Board of Directors. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid

                                      -3-
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and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into a fractional share of Common Stock, and any declared but unpaid dividends on the converted Series A Preferred Stock which the holder elected to receive in cash. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act of 1933, the conversion shall be conditioned upon the closing of such public offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to such closing.

               (c)  Adjustments to Conversion Price for Diluting Issues.

                    (i) Special Definitions. For purposes of this paragraph 3, the following definitions shall apply:

                         (1)  "Options" shall mean rights, options or warrants
to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                         (2)  "Convertible Securities" shall mean any evidences
of indebtedness, shares (other than the Series A Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                         (3)  "Series A Original Issue Date" shall mean the date
on which a share of Series A Preferred was first issued.

                         (4)  "Additional Shares of Common Stock" shall mean all
shares of Common Stock issued (or, pursuant to paragraph 3(c)(iii), deemed to be issued) by the Corporation after the Series A Original Issue Date, other than shares of Common Stock issued or issuable:

                              (A)  upon conversion of shares of Series A
Preferred Stock;

                              (B)  to directors, officers or employees of, or
consultants to, the Corporation pursuant to a stock grant, option plan or purchase plan or other stock incentive program or issuance (collectively, the "Plans") unanimously approved by the Board of Directors;

                              (C)  upon exercise or conversion of warrants to
purchase shares of the capital stock of the Corporation issued to First Taiwan Investment & Development Inc. ("First Taiwan") (or entities designated by First Taiwan) pursuant to Section

                                      -4-
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8.3 of the Stock Purchase Agreement for Series A Preferred Stock among the
Corporation, First Interstate and other certain other parties, or warrants to purchase shares of the capital stock of the Corporation issued in connection with equipment lease financing transactions or bank financing transactions unanimously approved by the Board of Directors, where the issuance of such warrants is not principally for the purpose of raising additional equity capital for the Corporation;

                              (D)  pursuant to the acquisition of another
corporation by the Corporation or any subsidiary of the Corporation by merger, purchase of substantially all of the assets, or other reorganization unanimously approved by the Board of Directors whereby the Corporation owns more than fifty percent (50%) of the voting power of such other corporation following such acquisition;

                              (E)  as a dividend or distribution on the Series A
Preferred Stock; and

                              (F)  by way of dividend or other distribution on
shares of Common Stock excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A), (B), (C), (D) or (E) or on shares of Common Stock so excluded.

                    (ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of Series A Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Series A Preferred Stock.

                    (iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Series A Original Issue Date, as the case may be, shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to paragraph 3(c)(v) hereof) of such Additional Shares of Common Stock would be less than the Series A Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

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                         (1)  no further adjustment in the applicable Conversion
Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                         (2)  if such Options or Convertible Securities by their
terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

                         (3)  no readjustment pursuant to clause (2) above shall
have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                    (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.

                         (1)  In the event this Corporation shall issue
Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to paragraph 3(c)(iii)) without consideration or for a consideration per share less than the Series A Conversion Price in effect on the date of and immediately prior to such issuance, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued.

                    (v) Determination of Consideration. For purposes of this paragraph 3(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                         (1) Cash and Property: Such consideration shall:

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                              (A)  insofar as it consists of cash, be computed
at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;


                              (B)  insofar as it consists of property other than
cash, be computed at the fair value thereof at the time of such issue, as determined by the Board of Directors in the good faith exercise of its reasonable business judgment; and

                              (C)  in the event Additional Shares of Common
Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                         (2)  Options and Convertible Securities. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to paragraph 3(c)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing

                              (x)  the total amount, if any, received or
receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                              (y)  the maximum number of shares of Common Stock
(as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                    (vi) Adjustments for Stock Dividends, Subdivisions, Combinations or Consolidations. In the event the Corporation shall pay a stock dividend on the Common Stock, or the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by reclassification or otherwise, into a greater or lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision or combination shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.

               (d) Special Adjustment Upon Initial Public Offering. Upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of Common Stock of the Company, then the Conversion Price of the Series A Preferred Stock shall be the lower of (i) the

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then current Conversion Price or (ii) the price determined by multiplying the
Price To The Public in such underwritten public offering by the discount factor appropriate for the year in which such closing occurs applicable to the date of such closing.

                  Calendar Year in which
                  Closing of Underwritten
                  Public Offering Occurs           Discount Factor

                  June 30, 1995 or earlier              .5
                  July 1, 1995 through                  .333333
                  June 30, 1996
                  July 1, 1996 or later                 .25

     For purposes of this paragraph (d), the "Price To The Public" shall mean the aggregate price per share paid by the purchasers, without reduction for any underwriting discounts or commissions or expenses of the offering.

               (e) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this paragraph 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

               (f) Notices of Record Date. In the event that this Corporation shall propose at any time:

                    (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                    (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                    (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                    (iv) to merge with or into any other corporation (other than a merger in which the holders of the outstanding voting equity securities of the Corporation immediately prior to such merger hold more than fifty percent (50%) of the voting power of the surviving entity immediately following such merger), or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, this Corporation shall send to the holders of the Series A Preferred
Stock:

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                         (1)  at least twenty (20) days' prior written notice of
the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common
Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                         (2)  in the case of the matters referred to in (iii)
and (iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

     Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series A Preferred Stock shares at the address for each such holder as shown on the books of this Corporation.

               (g) Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this paragraph 3 or paragraph 2) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion of each share of such series would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph 3 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this paragraph 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (4) Voting Rights. Except as otherwise required by law and as set forth in Section 5 below, the Series A Preferred Stock shall be non-voting. The holders of Common Stock shall be entitled to notice of any shareholders' meeting and to vote upon any matter submitted to the shareholders for a vote.

          (5) Protective Provisions. In addition to any other rights provided by law, so long as any Series A Preferred Stock shall be outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series A Preferred Stock:

               (a) amend or repeal any provision of or add any provision to, this Corporation's Articles of Incorporation or Bylaws if such action would alter or change adversely the preferences, rights, privileges or powers of or the restrictions provided for the benefit of, the Series A Preferred Stock;

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               (b) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this Corporation having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Preferred Stock;

               (c) reclassify any Common Stock into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series A Preferred Stock.

               (d) pay any cash dividends;

               (e) redeem or purchase any of the Common Stock, provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation upon the termination of the employment, consulting or other relationship between the Corporation and such persons;

               (f) consummate a sale of all or substantially all of the Corporation's assets or any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) which would result in the holders of the outstanding voting equity securities of the Corporation immediately prior to such transaction holding less than fifty percent (50%) of the voting power of the surviving entity immediately following such transaction;

               (g) increase the total number of authorized shares of Series A Preferred Stock; or

               (h) incur any indebtedness or grant any security interest in or otherwise pledge or mortgage any of the Corporation's assets, other than in connection with equipment leases entered into the ordinary course of business, a revolving credit line from a commercial bank that does not exceed 80% of eligible accounts receivable, or the refinancing of mortgages existing as of the Series A Original Issue Date.

          (6) Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to paragraph 3 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation, and the Articles of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

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          (7)  Residual Rights. All rights accruing to the outstanding shares of this Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

          (8) Consent for Certain Repurchases of Common Stock Deemed to be Distributions. Each holder of Series A Preferred Stock shall be deemed to have consented, for purposes of Section 502, 503 and 506 of the California Corporations Code, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for such right of repurchase between the Corporation and such persons.

          (9)  Redemption.

               (a) Commencing on the later of (i) the third anniversary of the Series A Original Issue Date and (ii) the date on which the Corporation sends written notice to all holders of Series A Preferred Stock of their redemption rights (the later of such dates shall be called the "Redemption Start Date"), and continuing for 30 days from the Redemption Start Date, the holders of the outstanding Series A Preferred Stock shall have the right to demand that the Corporation redeem all or any part of the Series A Preferred Stock held by them as set forth in this Section. The Corporation shall pay for each share it is requested to redeem a sum per share (the "Redemption Price") equal to (i) $6.67 plus (ii) any declared but unpaid dividends as of the date fixed by the Corporation for redemption of such share (the "Redemption Date"), all as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to any such shares. The Corporation shall be obligated to send a written notice notifying the holders of Series A Preferred Stock of the redemption right set forth in this Section. Such notice may not be sent, however, more than 30 days in advance of the third anniversary of the Series A Original Issue Date. Any demand for redemption of Series A Preferred Stock shall be made in writing delivered to the Corporation on or before 5:00 p.m., Pacific time, on the 30th day following the Redemption Start Date. Such demand (the "Redemption Call") shall specify the number of shares to be redeemed.

               (b) Upon receipt of the written demand for redemption from any holder of outstanding Series A Preferred Stock in accordance with paragraph (a) (a "Redemption Call"), the Corporation shall send written notice mailed first class, postage prepaid to each holder of Series A Preferred Stock (other than the holder delivering the Redemption Call) at the close of business on the business day next preceding the day on which the Corporation sends such notice. Such notice shall be sent to the address last shown on the records of the Corporation for such holder or given by the holder to the Corporation for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Corporation is located. Such notice shall state that a holder of Series A Preferred Stock has delivered to the Corporation a Redemption Call, the date on which the right to require the Corporation to redeem shares of Series A Preferred Stock shall terminate as set forth in paragraph (a) and the date on which the Corporation will effect such redemption (the "Redemption Date"). The Redemption

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

Date shall be no later than 120 days following the date the first Redemption Call is delivered to the Corporation.

               (c) Immediately following the expiration of the time period within which a holder of Series A Preferred Stock shall have the right to deliver a Redemption Call to the Corporation, as set forth in paragraph (a), the Corporation shall send written notice to all holders of Series A Preferred Stock who have delivered to the Corporation a Redemption Call (the "Redemption Notice"). The Redemption Notice shall notify each such holder of the Redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the date on which such holders' rights to convert such shares into Common Stock terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the certificate(s) representing the shares to be redeemed. Except as provided in paragraph 9(d), on or after such Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price in respect of each such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed on the Redemption Date, a new certificate shall be issued to the holder representing the unredeemed shares.

               (d) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred Stock designated for redemption on such Redemption Date as holders of Series A Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of this Corporation legally available on the Redemption Date for redemption of shares of Series A Preferred Stock are insufficient to redeem the total number of shares of Series A Preferred Stock as to which a Redemption Call has been delivered by the holder thereof to the Corporation, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred Stock. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of this Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which this Corporation has become obligated to redeem on the Redemption Date but which it has not redeemed.

               (e) Three (3) days prior to the Redemption Date, this Corporation shall deposit the Redemption Price of all outstanding shares of Series A Preferred Stock designated for redemption on such Redemption Date, and not yet converted, with a bank or trust company having aggregate capital and surplus in excess of $200,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed.

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

Simultaneously, this Corporation shall deposit irrevocable instruction and authority to such bank or trust company to publish the notice of redemption thereof (or to complete such publication if theretofore commenced) and to pay, on and after the date fixed for redemption or prior thereto, the Redemption Price of the Series A Preferred Stock to be redeemed to the holders thereof upon surrender of their certificates. Any moneys deposited by this Corporation pursuant to this paragraph for the redemption of shares which are thereafter converted into shares of Common Stock no later than the close of business on the Redemption Date shall be returned to this Corporation forthwith upon such conversion. The balance of any moneys deposited by this Corporation pursuant to this paragraph remaining unclaimed at the expiration of three (3) months following the Redemption Date shall thereafter be returned to this Corporation, provided that the shareholder to which such moneys would be payable hereunder shall be entitled, upon proof of its ownership of the shares of Series A Preferred Stock and payment of any bond requested by this Corporation, to receive such moneys but without interest from the Redemption Date.

                                      IV

          (a) Limitation of Directors' Liability. The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

          (b) Indemnification of Corporate Agents. This Corporation is authorized to indemnify the directors and officers of the Corporation to the fullest extent permissible under California law.

          (c) Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article IV by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     3. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors.

     4. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the Corporations Code. The total number of outstanding shares of the Corporation is 4,948,786 shares of Common Stock and the Corporation has no other class of securities outstanding. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the Common Stock.

     The undersigned declares under penalty of perjury that the matters set forth in the foregoing certificate are true of her or his own knowledge.

     IN WITNESS WHEREOF, the undersigned have executed this certificate in Palo Alto, California, this 23 day of February, 1994.

                                    ___________________________________
                                    Doreen Chiu, President


                                    ___________________________________
                                    Frank Chiu, Secretary

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